UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 26, 2007

DNB Financial Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	0-16667	23-2222567
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 Brandywine Avenue, Downingtown, Pennsylvania		19335
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(610) 269-1040

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 20, 2007, the registrant’s Compensation & Benefits Committee approved the following changes to the terms of the existing Supplemental Executive Retirement Plan, or SERP, dated December 20, 2006 for the registrant’s chairman and chief executive officer, William S. Latoff.  These changes are to be effective April 1, 2007, but are subject to final approval by DNB’s board of directors of SERP documents implementing these terms and any additional terms the board may determine appropriate.  The changes are:

-	The SERP will provide for a 15-year payout schedule, instead of the current 10-year payout schedule.

-
Rather than providing for the investment of trust assets, the SERP will obligate the registrant to pay future benefits to Mr. Latoff calculated by applying a designated rate of return to the periodic accruals under the SERP.  The rate of return is to be fixed each year on January 1 at the commercial bank “prime rate” then most recently published by the Wall Street Journal, but in any event the rate of return will not be less than 8.00% percent per annum nor more than 9.50% per annum.  The rate of return as so established on each January 1 will remain fixed through the entire year, but may change again on the following January 1.

-
The rabbi trust executed by the registrant as grantor and its wholly owned subsidiary DNB First, National Association as trustee, for the purpose of holding assets contributed by the registrant under the SERP is to be terminated effective April 1 and the assets of the trust returned to the registrant.

These changes will also be subject to the written consent of Mr. Latoff.

Item 7.01 Regulation FD Disclosure.

On March 26, 2007, the registrant filed a definitive proxy statement dated March 29, 2007 with the Securities and Exchange Commission, in which registrant disclosed the amendments to the SERP benefiting its chairman and chief executive officer William S. Latoff, as more fully described in Item 5.02 of this Form 8-K, incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DNB FINANCIAL CORPORATION

March 26, 2007	By: /s/ William J. Hieb
Name: William J. Hieb
Title: President and Chief Operating Officer